The Campbell’s Company Board of Directors Elects Mick Beekhuizen
Chief Executive Officer to Succeed Mark Clouse

Clouse Announces Plans to Retire to Join the NFL’s Washington Commanders as President

Camden, N.J., Dec. 3, 2024—The Campbell’s Company (NASDAQ: CPB) (Campbell’s) announced today that its Board of Directors has elected Mick Beekhuizen to succeed Mark Clouse as President and CEO. Beekhuizen has also been elected a Director of the company, both effective Feb. 1, 2025. Until then, Beekhuizen will continue in his role as President, Meals & Beverages.

Campbell’s Chair of the Board of Directors Keith McLoughlin said, “The Board has had a strong CEO succession process in place for the last several years, and we are fortunate to have a deep bench of talented executives prepared to lead the company as CEO. Mick is a superb leader with a track record of success. The Board is confident that he has all the requisite skills and capabilities to continue to drive the strategy that has delivered consistently strong results and created value for shareholders.”

Beekhuizen will become the 15th CEO in the company’s 155-year history. He joined Campbell’s in September 2019 as Chief Financial Officer and since 2022 has served as President of the company’s $5.3 billion Meals & Beverages division. He is an accomplished leader with a record of financial, commercial and operational excellence. Beekhuizen has delivered strong performance in the Meals & Beverages division and played a key role in the $2.7 billion acquisition and integration of Sovos Brands, Inc. During his tenure as Chief Financial Officer, Beekhuizen led corporate strategy and the finance function, including controllership, tax, treasury, corporate audit, investor relations, corporate development, financial planning and analysis, and shared services, as well as the company’s information technology (IT) group.

Prior to Campbell, Beekhuizen was Executive Vice President and Chief Financial Officer at Chobani from 2016 to 2019, where he played a key role in its growth and expansion. Earlier in his career, he was Executive Vice President and Chief Financial Officer for Education Management Corporation, and a Managing Director at Goldman Sachs in the merchant banking division.

“It is a tremendous honor to have been selected by the Board to lead this iconic company,” said Beekhuizen. “I am energized by the opportunity to work with the Campbell’s team to accelerate the successful strategy that has led to our strong business performance and industry-leading employee engagement.”

Clouse Retires to Join NFL’s Washington Commanders as President

Clouse, who has served as President and Chief Executive Officer since January 2019, advised the Board that he plans to retire as Campbell’s President and CEO and a Director and from the consumer packaged goods industry on Jan. 31, 2025 to become President of the NFL’s Washington Commanders.

“Mark has been a transformational leader for the past six years and has positioned Campbell’s for ongoing success,” said McLoughlin. “He has assembled one of the top leadership teams in food and together they have built one of the best portfolios in the industry. We are grateful for Mark’s many contributions, which will have lasting impact on Campbell’s business and culture.”

Since joining Campbell’s in 2019, Clouse has led a transformation to reshape the company’s portfolio toward category-leading brands and made soup a key element of the company’s growth strategy. Under Clouse’s leadership, the company has delivered strong business results. He rebuilt foundational capabilities, invested in people and brands, created a highly engaged culture with strong leaders and turned its supply chain into a competitive advantage. In 2024, the company acquired Sovos Brands, Inc., adding one of the fastest growing brands in all of food with Rao’s to accelerate Campbell’s strategy and provide a substantial runway for sustained profitable growth.

Clouse said, “I am immensely proud of what we have accomplished at Campbell's over the last six years. We have built what I believe is the best portfolio in food, and the company has never been better positioned for sustainable growth. The company is in excellent hands with Mick at the helm. I want to thank the entire Campbell's team for their support and commitment to the strategy we have executed together. Campbell’s will always hold a special place in my heart. While I am stepping away a bit earlier than I anticipated, I feel like I have one more act in my career. The Washington Commanders role is a once-in-a-lifetime position that blends my passion for business and love of sports. A leadership role in professional sports is the only thing that would’ve pulled me away from Campbell’s.”

First-quarter Earnings Conference Call and Webcast

Campbell's will host a conference call as previously scheduled to discuss first-quarter fiscal 2025 earnings results on Wednesday, December 4, 2024 at 8:00 a.m. Eastern Time. Participants calling from the U.S. & Canada may dial in using the toll-free phone number (800) 715-9871. Participants calling from outside the U.S. & Canada may dial in using phone number +1 (646) 307-1963. The conference access code is 7969519. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at https://investor.thecampbellscompany.com/events-presentations.

About The Campbell’s Company
For 155 years, The Campbell’s Company (NASDAQ:CPB) has been connecting people through food they love. Headquartered in Camden, N.J. since 1869, generations of consumers have trusted us to provide delicious and affordable food and beverages. Today, the company is a North American focused brand powerhouse, generating fiscal 2024 net sales of $9.6 billion across two divisions: Meals & Beverages and Snacks. Our portfolio of 16 leadership brands includes: Campbell’s, Cape Cod, Chunky, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snack Factory pretzel crisps, Snyder’s of Hanover, Swanson and V8. For more information, visit www.thecampbellscompany.com.

Investor Contact:
Rebecca Gardy
(856) 342-6081
Rebecca_Gardy@campbells.com
Media Contact:
James Regan
(856) 219-6409
James_Regan@campbells.com